SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

ORACLE FAMILY OF FUNDS

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

182 Island Blvd., FL

Fox Island, WA 98333

TELEPHONE NUMBER:

(253) 303-0164

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Laurence I. Balter

Balter Wealth Management d/b/a Balter Investment Research

182 Island Blvd., FL

Fox Island, WA   98333

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

       /   / Yes    /X/ No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Fox Island and State of Washington on this    day of June, 2010.

ATTEST:

 ORACLE FAMILY OF FUNDS

 /s/ C. Richard Ropka

/s/ Laurence I. Blater

By: C. Richard Ropka, Secretary

By: Laurence I. Balter, Trustee

ADDITIONAL INFORMATION

Item.

1.

ORACLE FAMILY OF FUNDS

Item.

2.

Organized in the State of Ohio on May 21, 2010

Item.

3.

Statutory Trust

Item.

4 & 5.

The registrant is a diversified open-end management investment company

Item.

6.

Name and Address of Investment Advisor

Laurence I. Balter

Balter Wealth Management / Oracle Investment Research

182 Island Blvd., FL

Fox Island, WA   98333

Item.

7.

Laurence I. Balter is the Sole Initial Trustee, President and Secretary of

the registrant.  Laurence I. Balter’s business address is 182 Island

Blvd, FL., Fox Island, WA  98333. At its organizational meeting, the registrant proposes to appoint two independent trustees.

Item.

8.

Not applicable

Item.

9.

(a)

No

(b)

Not Applicable

(c)

Yes

(d)

No

(e)

Not Applicable

Item.

10.

None

Item.

11.

No

Item.

12.

Not Applicable